As filed with the Securities and Exchange Commission on December 29, 2008
Registration No. 333-________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLOWERS FOODS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2582379 (I.R.S. Employer Identification No.)
1919 Flowers Circle, Thomasville, Georgia 31757
(Address of principal executive offices)

FLOWERS FOODS, INC. 2005 EXECUTIVE DEFERRED COMPENSATION PLAN
(Full title of the plan)

Stephen R. Avera, Esq.
Executive Vice President, General Counsel and Secretary
Flowers Foods, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757
(Name and address of agent for service)
(229) 226-9110
(Telephone number, including area code, of agent for service)
With a copy to:
Sterling A. Spainhour, Jr., Esq.
Jones Day
1420 Peachtree St., NE
Suite 800
Atlanta, GA 30309-3053
(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Title of Each Class of
Securities to Be	Amount To Be	Proposed Maximum	Proposed Maximum	Amount of
Registered	Registered (1)	Offering Price Per Unit	Aggregate Offering Price	Registration Fee
Deferred Compensation Obligations (2)	$14,000,000	100%	$14,000,000(3)	$551
Common Stock, $0.01 par value, together with Preferred Share Purchase Rights	100,000 shares(4)	$23.56(5)	$2,356,000	$93

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)	The Deferred Compensation Obligations are unsecured obligations of Flowers Foods, Inc. (the “Company”) to pay deferred compensation in the future in accordance with the terms of the Company’s 2005 Executive Deferred Compensation Plan (the “Plan”).

(3)	Computed in accordance with Rule 457(h) under the Securities Act, solely for the purposes of determining the registration fee.

(4)	Consists of 100,000 shares of common stock reserved for issuance to participants in the Plan who elect to receive all or a portion of their deferred compensation accounts in the form of common stock.

(5)	Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, the price per share is based on the average of the high and low prices of the common stock reported on the New York Stock Exchange on December 23, 2008.

EXPLANATORY NOTE
     In accordance with the Note to Part I of From S-8, the information specified in Part I of Form S-8 has been omitted from this Registration Statement.
PART II
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed by us with the Commission are incorporated herein by reference:
1.	Our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, filed with the Commission on February 27, 2008;

2.	Our Quarterly Reports on Form 10-Q for the quarterly periods ended April 19, 2008, July 12, 2008 and October 4, 2008, filed with the Commission on May 29, 2008, August 21, 2008 and November 13, 2008, respectively;

3.	Our Current Reports on Form 8-K filed with the Commission on January 31, 2008, February 8, 2008 as amended by Form 8-K/A filed on February 25, 2008, May 22, 2008, June 2, 2008, June 24, 2008 as amended by Form 8-K/A filed on June 25, 2008, June 26, 2008, August 6, 2008, August 14, 2008, November 16, 2008 and November 18, 2008;

4.	The description of our Common Stock contained in the our Registration Statement on Form 10 under the Securities Exchange Act of 1934, as amended, and all amendments thereto.
     All documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
Deferred Compensation Plan Obligations
     The Deferred Compensation Obligations (the “Obligations”) are unsecured general obligations of the Company to pay the deferred compensation of, and our contributions to, participants in the Plan. The Obligations will rank equally with our other unsecured and unsubordinated indebtedness payable from the Company’s general assets.
     Our directors and certain highly compensated employees of the Company or of one of its wholly-owned subsidiaries are eligible to participate in the Plan. Directors may elect to defer all or any portion of their annual retainer fee and meeting fees. Deferral elections by directors must be made prior to the beginning of each year and are thereafter irrevocable. Eligible employees may elect to defer up to 75% of their base salaries, and up to 100% of any cash bonuses and other compensation. Deferral elections by eligible executives must be made prior to the beginning of each year and are thereafter irrevocable. The portion of the participant’s compensation that is deferred depends on the participant’s election in effect with respect to his or her elective contributions under the Plan.
     We maintain an account on behalf of each participant, to which we will credit any compensation deferred and supplemental allocations in accordance with the Plan. The account will be credited (or charged) with income (or loss) measured against a bond fund, or against a Company common stock fund which tracks the performance of our common stock. Participants in the Plan may choose between the investment options on a one-time, irrevocable basis prior to the end of 2008, and may not change options thereafter. The cash accounts will be credited as of the end of the last day of each calendar quarter at the credit rate set forth in the Plan based on the daily account balances in the accounts over each such quarter. A participant’s deferred compensation and supplemental allocations, if applicable, vest immediately.
     The balance in a participant’s account is distributed upon the participant’s death, disability, termination of employment or membership on our board of directors, as applicable, upon the occurrence of a change in control of the Company (as defined in the Plan), or on a specific date elected by the participant. Distributions are payable in quarterly installments or in a single lump sum payment. To the extent a participant’s account is invested in our common stock fund, at the time of distribution such amounts will be distributed to the participant in the form of shares of our common stock.
     Participants and their beneficiaries may not voluntarily or involuntarily transfer, alienate or assign their interests under the Plan. A participant may withdraw a portion of his or her account if required to satisfy an unforeseeable financial emergency, as determined by the plan administrator in its sole discretion.
     Our board of directors, upon the recommendation of the compensation committee, may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with the terms of the Plan, provided that no amendment, suspension or termination may reduce the balance in the any participant’s deferred compensation account on the effective date of such action.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and our restated articles of incorporation and amended and restated bylaws.
     Article IX of our Restated Articles of Incorporation (the “Articles of Incorporation”) provides that, except to the extent allowable pursuant to the Georgia Business Corporation Code (the “Georgia Code”), as such provisions exist from time to time, no director of us shall be liable to us or our shareholders for, or with respect to, any acts or omissions in the performance of his duties as a director. Our Articles of Incorporation further provide that in discharging the duties of their respective positions and in determining what is believed to be in our best interests, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on us or our shareholders, may consider the interests of our and our subsidiaries’ employees, customers, suppliers, and creditors, the communities in which our and our subsidiaries’ offices or other establishments are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.
     Article X of the Articles of Incorporation and Article 8.10 of our Amended and Restated Bylaws (the “Bylaws”) provide that we shall indemnify, to the fullest extent permitted by the Georgia Code or any other laws presently or hereafter in effect, each person who is or was or had agreed to become a director or officer of us or is or was serving or had agreed to serve at the request of our Board of Directors or an officer of us as an employee or agent of us, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including the heirs, executors, administrators or estate of such person. The right to indemnification conferred by Article 8.10 of our Bylaws is a contract right and includes the right to be paid by us the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Georgia Code requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.
     The Georgia Code provides that a company may indemnify an individual who was or is a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the company, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct set forth in the Georgia Code. However, no indemnification shall be made of an officer or director in connection with a proceeding by or in the right of the company in which the director or officer was adjudged liable to the company or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in connection with a proceeding by or in the right of the company is limited to reasonable expenses incurred in connection with the proceeding.
     The Georgia Code further provides that a company shall not indemnify an officer or director unless authorized in the specific case upon a determination that indemnification of the director or officer is permissible in the circumstances because he has met the applicable standard of conduct set forth above and prescribes the persons who may make such determination.
     To the extent that a director or officer has been successful, on the merits or otherwise, in defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein, he shall be indemnified against reasonable expenses (including attorneys’ fees) incurred by him in connection therewith. We shall pay for the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding if the director or officer furnishes us notice as required under that director’s or officer’s indemnification agreement, if one exists, a written affirmation of his good faith belief that he has met the standard of conduct set forth above, and the director or officer furnishes us a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification by us as authorized in Article 8.10 of our Bylaws.
     We have entered into indemnification agreements with our directors and executive officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of us.

ITEM 8. EXHIBITS.

Exhibit
Number	Description
4.1
Restated Articles of Incorporation of Flowers Foods, Inc. as amended on June 1, 2007 (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q, dated August 23, 2007, File No. 1-16247).

4.2	Articles of Amendment to the Restated Articles of Incorporation of Flowers Foods, Inc. (Incorporated by reference to the Company’s Current Report on Form 8-K, dated June 2, 2008, File No. 1-16247).

4.3	Amended and Restated Bylaws of Flowers Foods, Inc. as amended on November 14, 2008 (Incorporated by reference to the Company’s Current Report on Form 8-K dated November 18, 2008, File No. 1-16247).

4.4	Share Certificate of Common Stock of Flowers Foods, Inc. (Incorporated by reference to the Company’s Annual Report on Form 10-K, dated March 30, 2001, File No. 1-16247).

4.5
Rights Agreement between Flowers Foods, Inc. and First Union National Bank, as rights agent, dated March 23, 2001 (Incorporated by reference to the Company’s Annual Report on Form 10-K, dated March 30, 2001, File No. 1-16247).

4.6
Amendment No. 1, dated November 15, 2002, to Rights Agreement between Flowers Foods, Inc. and Wachovia Bank, N.A. (as successor in interest to First Union National Bank), as rights agent, dated March 23, 2001. (Incorporated by reference to the Company’s Registration Statement on Form 8-A, dated November 18, 2002, File No. 1-16247).

*4.7	Flowers Foods, Inc. 2005 Executive Deferred Compensation Plan

*5.1	Opinion of Jones Day

23.1	Consent of Jones Day (included in Exhibit 5.1).

*23.2	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm.

24.1	Power of Attorney (included in the signature page of this Registration Statement).

*	filed herewith

ITEM 9. UNDERTAKINGS.
     The undersigned registrant hereby undertakes:
          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;
     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of Georgia, on the 29th day of December, 2008.

FLOWERS FOODS, INC.
By:	/s/ R. Steve Kinsey

Name:	R. Steve Kinsey

Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Know all men by these presents, that each of the undersigned officers and/or directors of Flowers Foods, Inc., a Georgia corporation, hereby constitutes and appoints each of George E. Deese, R. Steve Kinsey and Stephen R. Avera, the true and lawful attorney-in-fact of the undersigned, with full power of substitution and re-substitution, to act on and sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the regulations promulgated thereunder, or any state regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ George E. Deese George E. Deese	Chairman of the Board, President and Chief Executive Officer	December 29, 2008

/s/ R. Steve Kinsey R. Steve Kinsey	Executive Vice President and Chief Financial Officer	December 29, 2008

/s/ Karyl H. Lauder Karyl H. Lauder	Senior Vice President and Chief Accounting Officer	December 29, 2008

/s/ Joe E. Beverly Joe E. Beverly	Director	December 29, 2008

/s/ Franklin L. Burke Franklin L. Burke	Director	December 29, 2008

/s/ Manuel A. Fernandez Manuel A. Fernandez	Director	December 29, 2008

/s/ Benjamin H. Griswold, IV Benjamin H. Griswold, IV	Director	December 29, 2008

/s/ Joseph L. Lanier, Jr. Joseph L. Lanier, Jr.	Director	December 29, 2008

/s/ Amos R. McMullian Amos R. McMullian	Director	December 29, 2008

/s/ J.V. Shields, Jr. J.V. Shields, Jr.	Director	December 29, 2008

/s/ Melvin T. Stith, Ph.D. Melvin T. Stith, Ph.D.	Director	December 29, 2008

/s/ Jackie M. Ward Jackie M. Ward	Director	December 29, 2008

/s/ C. Martin Wood III C. Martin Wood III	Director	December 29, 2008

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of Georgia, on the 29th day of December, 2008.

FLOWERS FOODS 2005 EXECUTIVE DEFERRED COMPENSATION PLAN
By:	/s/ Donald A. Thriffiley, Jr.

Name:	Donald A. Thriffiley, Jr.

Title:	Plan Administrator

EXHIBIT INDEX

Exhibit
Number	Description
4.7	Flowers Foods, Inc. 2005 Executive Deferred Compensation Plan

5.1	Opinion of Jones Day.

23.2	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm.